Exhibit 18.1

February 9, 2012

The Board of Directors and Shareholders of
Sensata Technologies Holding N.V.
Kolthofsingel 8, 7602 EM
Almelo, Netherlands

The Board of Directors and Shareholders of
Sensata Technologies Holding N.V.
Note 2 of Notes to the consolidated financial statements of Sensata Technologies Holding N.V. included in its Form 10-K for the year ended December 31, 2011 describes a change in the classification of penalties and interest on uncertain tax positions from Selling, General and Administrative Expense and Interest Expense, respectively, to Provision for Income Taxes. There are no authoritative criteria for determining a 'preferable' classification of penalties and interest on uncertain tax positions based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.
Very truly yours,
/s/    ERNST & YOUNG LLP